Exhibit 10.1.2

Summary of Retention Incentive Pool

for Sal Litrico and Other Key TECO Transport Employees

Sal Litrico, President of TECO Transport Corporation (“TECO Transport”) and an executive officer of TECO Energy, Inc., is a party to a Retention and Contingent Separation Agreement and General Release dated as of March 29, 2007, with TECO Transport, a copy of which is filed as Exhibit 10.1.1 to the report to which this exhibit is attached (the “Retention and Contingent Separation Agreement”). Pursuant to the Retention and Contingent Separation Agreement, Mr. Litrico is eligible to participate in a sales price incentive pool approved by the Board of Directors of TECO Energy, Inc.

In the event of a sale of TECO Transport to which the Retention and Contingent Separation Agreement applies as set forth therein, Mr. Litrico and up to fourteen other officers and key employees of TECO Transport who are participants in the pool, will be eligible to receive a cash incentive bonus. The aggregate amount of the pool will range between $200,000 and $4,000,000, depending on the aggregate sales price of any sale of TECO Transport, and will only be available if a threshold sales price is received. The amounts paid out of the pool will be subject to approval by the Compensation Committee.